EXHIBIT 10.12
[CB Richard Ellis Logo]
ASIA – PACIFIC	CB Richard Ellis Pty Ltd ABN 57 087 373 574
Level 9 255 George Street Sydney 2000 Australia Tel 61 2 9240 9340 Fax 61 2 9235 0879 DX 10262 www.cbre.com.au wchillingworth@cbre.com.au
23 January 2001	William Chillingworth Chairman

Mr. Rob Blain

11 Albemarie Avenue

Rose Bay, NSW

Australia

Dear Rob:

OFFER OF EMPLOYMENT

I am pleased to offer you employment with CB Richard Ellis (“CBRE” or “the Company”) on the terms and conditions set out in this letter.

Please read this letter carefully. If you wish to accept the Company’s offer of employment, please sign and return the enclosed copy of this letter to me as an acknowledgment that you have read and accept these terms and conditions. Once accepted, this letter will constitute your entire contract of employment with the Company and supersedes all prior representations and agreements in connection with your employment.

Commencement:	Your employment will commence on 1 February 2000; however, if circumstances accelerate your departure from your current employer, CBRE will commence your job as soon as mutually possible.

Position Title:

You will be employed as Executive Managing Director, Greater China and Managing Director, Hong Kong. A position description outlining the primary duties of your position is attached. You shall report to the Chairman, Asia-Pacific.

It is anticipated that your services under this international assignment will be indefinite. However, you are employed “at will” which means you are entitled to quit for any reason or no reason, and that the Company may terminate your employment for any reason or no reason as outlined in the

“Notice of Termination” clause of this contract.

Salary Package:	Your salary package will be US$300,000 gross per annum inclusive of compensation for lack of Company retirement payment, car allowance, club dues and home leave.

The Company will normally review your salary package annually. In conducting such review, the Company will take into account both market factors and your job performance and may, at its sole discretion, make any necessary adjustments to your salary package. You will be notified in writing of any such adjustments.

If the Company, for any reason other than misconduct, terminates your employment during the first year of your employment, you will receive a full year’s entitlement of your salary (not to exceed US$300,000) plus any salary due pro rata to the date of termination.

Schooling & Housing Allowance

In addition to your salary package, the Company will provide you with a schooling and a housing allowance. For schooling an annual allowance of US$20,000 will be provided; for housing, an annual allowance of $140,000 will be provided. The manner of the payments will be worked out between you and the Company prior to your commencing your employment.

If the Company for any reason other than misconduct terminates your employment during the first year of your employment, you will receive a full year’s entitlement of both these benefits (not to exceed US$160,000) plus any housing and schooling allowance due pro rata to the date of termination.

Bonus/Profit Sharing Scheme:

A document setting out your profit share scheme going forward (beginning with the year ending 31 December 2002) will be mutually negotiated during the first quarter of 2002. This profit share scheme will be based on achieving the 2002 budget. It will carry a target profit share payment to you of US$100,000 that the Company will guarantee for the year 2002. However, for subsequent years, this amount can vary upwards or downwards depending on the performance of the region that you are in charge of.

If the Company for any reason other than misconduct terminates your employment during the first year of your employment, you will receive a full year’s entitlement of your profit share (not to exceed US$100,000). Beyond the first year of employment, if the Company, for any reason other than misconduct, terminates your employment, you will be entitled to a pro rata profit share payment calculated as at the date of termination. These payments will be payable to you by the Company in the year following the year of termination in accordance with the attached document entitled “Profit Share.”

If your employment is terminated by the Company for misconduct, or is terminated by you for any reason other than for breach of this agreement by the Company before the close of business on 31 December of any year, then you will not be entitled to any bonus or profit share for that year.

Insurance:	The Company will provide “Death in Service” insurance equal to three times your salary as well as a Bupa Gold family medical and dental policy.

Payment:	You will be paid all remuneration via the payroll in Hong Kong in the local currency. The exchange rate used will be as of the date of employment.

Relocation:

You are eligible for reimbursement for certain moving expenses for moving from your current residence (“Australia Residence”) to your new residence (“Foreign Residence”) in accordance with the Company’s policy on employee relocation, and for reimbursement of travel expenses for you and your family members under the Company’s air travel policy.

Repatriation:

You are eligible for reimbursement for certain moving expenses for moving from your Foreign Residence to your Australian Residence in accordance with the Company’s policy on employee relocation, and for reimbursement of travel expenses for you and your family members under the Company’s air travel policy; as presently in effect as outlined in the attached schedule entitled “Employee Relocation.”

This eligibility for repatriation applies only the Company continuing your employment either in Australia, or elsewhere, or in the event the Company terminates your employment for reasons other than misconduct.

One-Time Transfer Allowance	You will receive a one-time transfer allowance to help cover some incidental costs and extraordinary moving expenses in the amount of US$15,000.

Hours:

Normal office hours are 8:30 am – 5:00 pm from Monday to Friday. Owing to the nature of your job, you are expected to work as and when required to satisfactorily perform the duties of your position. This may include working beyond normal office hours, without further compensation.

Holiday Entitlement:

Each person appointed as a Director is expected to organise their affairs in such a manner that enables them to take their full annual leave entitlement annually. Accordingly, each Director is afforded the flexibility of managing their own time and is excluded from normal day-

to-day company documentation/procedural requirements that apply to taking and recording of annual leave. Once a year, you will be asked to report annual leave taken in the form of a memorandum. This flexibility is intended to encourage the taking of annual leave and therefore we do expect that you will take a full four (4) weeks annual leave per year. This issue of carrying leave forward to allow for extended holidays, etc. will not be a factor as you will be afforded the flexibility and discretion to take additional leave when necessary.

At the termination of employment the liability of the Company for annual leave is limited to the pro rata entitlement, accrued but untaken, during the current year from the last anniversary date of the employment contract.

Sickness:	You will be entitled to five (5) days sick leave for the first year of service and eight (8) days for each second and subsequent year of service. Untaken sick leave shall accumulate from year to year.

Untaken sick leave is not payable on termination of your employment.

If you are not on paid sick leave, and are unfit for work for three (3) consecutive months, or for an aggregate of three (3) months over a twelve (12) month period, the Company reserves its rights to terminate your employment.

Confidentiality:

In the ordinary course of your employment you will have access to information about the business, affairs, finance or trade connections of the Company, other members of CB Richard Ellis and their Directors and clients which is confidential or is commercially sensitive and which may not be readily available to competitors or the general public and which is disclosed could cause significant harm to the Company, the members of CB Richard Ellis or the clients of the Company or such members.

You must not, whether during or after your employment, except as required by law or as authorised or required by your duties as an employee of the Company, disclose or divulge (whether deliberately or through lack of care or diligence) to any person, firm, company or organisation or otherwise make use of any confidential information. For the purpose of this letter, “confidential information” includes, but is not limited to, the following:

(a)	Any trade secrets, proprietary information, secrets or confidential operations, processes or business methods or any information (other than that within the public domain) concerning the organisation, business, finances, transactions or affairs of the Company, the members of CB Richard Ellis or the clients of the Company or such members.

(b)	Information concerning the business, affairs, finance, property listings or trade connections of the Company, other members of CB Richard Ellis and their Directors and clients.

(c)	Developments, designs, ssemblies, processes, methods, formulae, drawings and systems relating to the business of CB Richard Ellis.

(d)	Results of research, investigations, market research inquiries, interviews, appointments, negotiations conducted by, under the order or director of, or for and on behalf of CB Richard Ellis.

(e)	Personnel and medical records, salary and promotional plans, building/availability information, transaction information, any information that has substantial financial value, or any other information that the Company deems confidential.

You may face instant dismissal should you in any way fail to comply with any of the provisions in this letter relating to confidential information.

Further, any documents, notes, memoranda, writings, materials, records, other stored information of any kind or tangible items of any nature acquired by you in the course of your employment shall be and shall remain the property of the Company. You must not remove any such property belonging to the Company or from the Company premises at any time without prior written consent from the Company.

You must return to the Company upon request, and in any event, upon termination of your employment with the Company howsoever arising, all documents and tangible items which belong to the Company or which contain or refer to any confidential information which are in your possession or under your control.

You must, if requested by the Company, delete all confidential information from any reusable material and/or destroy all other documents and tangible items which contain or refer to any confidential information which are in your possession or under your control.

In this letter “members of CB Richard Ellis” or “CB Richard Ellis” means CB Richard Ellis(c) Pty Ltd and each of its direct and indirect Subsidiaries. The term “Subsidiary” means any corporation or other entity in which CB Richard(c) Ellis Pty Ltd or another Subsidiary directly or indirectly owns more than 50% of the voting or equity interest.

Render Service:

You shall carry out all such duties as may be required properly to perform the duties of your position. You are also required to perform such other duties as the Company may from time to time reasonably direct under the precise of your role as Executive Managing Director of

Greater China and Managing Director of Hong Kong.

Exclusive Service:

You shall devote the whole of your time, attention and skill to the duties of your position and shall at all times faithfully and diligently perform such duties. You shall obey all reasonable and lawful directions of the Company.

You will not during your employment, except with the written consent of the Company, be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever.

Activities on Termination:

For the purpose of protecting the Company in relation to the goodwill of its business, and in consideration of the benefits you will derive under this agreement evidenced in this letter, you shall not, without first obtaining the Company’s written consent do any of the following either directly or indirectly:

(a)	for a period of three months following the termination of your employment, have any dealings with any Relevant Client in respect of the supply of any Relevant Services;

(b)	for a period of six months following the termination of your employment, induce, solicit or entice or attempt to induce, solicit or entice from the Company any director, manager, officer, employee, contractor or Relevant Client.

“Relevant Client” means a person, firm, company or organisation who is a client of the Company or was in the habit of dealing under contract with the contract with the Company and with whom you have dealt during the employment in the period of 12 months immediately preceding the Termination Date.

“Relevant Services” means provision of brokerages services (sales and leasing) consulting and corporate advisory services, valuation services, asset or property management services, pension or investment advisory services, facilities management services or real estate financing services.

Notice of Termination:	Notice of termination by either party to this agreement is to be in writing and provide a minimum of ninety (90) days notice.

If the Company terminates your employment, on the date of termination you will cease to be entitled to any pay benefits except for: (1) repatriation as outlined above; (2) any accrued but unpaid salary and leave entitlements to the date of termination; and (3) any profit share entitlements described in this document. Note: special provisions within this document have been made for termination within the first year of employment.

If you terminate your employment for any reason other than breach of this employment agreement by the Company, you will be entitled to: (1) any accrued but unpaid salary and leave entitlements to the date of termination.

The Company may elect to pay you salary in lieu of notice, or require you to work at a place other than your normal place of work, for the duration of all or part of the notice period.

Summary Termination:

Your employment may be terminated without notice where you are guilty of serious misconduct. Examples of serious misconduct may include intoxication or substance abuse whilst at work, fighting, abuse or assault, or disobedience to lawful and reasonable instructions from the Company.

Deductions:

You hereby authorise the Company to deduct from your remuneration (which for the purposes of this provision shall include salary, pay in lieu of notice, profit shares, bonuses or incentives, holiday pay and sick pay) all debts owed by you to the Company including, but without limitation to the balance of any outstanding loans advanced by the Company and/or deductions in respect of tax, compulsory superannuation contributions or social benefits, if any.

Alternations in Terms of Employment:	The Company reserves the right to make reasonable changes to your duties according to the needs of the operation.

Governing Law and Jurisdiction:

The terms and conditions in this Agreement shall be construed and interpreted in accordance with the laws of New South Wales, Australia, and the parties shall submit to the non-exclusive jurisdiction of New South Wales, Australia courts in the event of any dispute arising out of and/or in connection with this Agreement.

Please sign the enclosed copy of this letter and return it to me to indicate that you wish to accept the Company’s offer of employment.

If you have any questions about the terms and conditions contained in this letter, please do not hesitate to contact me.

Yours sincerely CB Richard Ellis(c) Pty Ltd

/s/ WILLIAM L CHILLINGWORTH

William L Chillingworth Chairman, Asia-Pacific

I hereby accept employment with CB Richard Ellis(c) Pty Ltd on the terms and conditions set out in this letter

/s/ ROB BLAIN

Rob Blain	Date